Exhibit 10.2

PROVIDENT BANKSHARES CORPORATION

CHANGE IN CONTROL AGREEMENT

This revised AGREEMENT (“Agreement”) is entered into by and between Provident Bankshares Corporation (the “Corporation”), a corporation organized under the laws of the State of Maryland, with its offices at 114 East Lexington Street, Baltimore, Maryland and [NAME] (“Executive”).

WHEREAS, the Board of Directors of the Corporation provided Executive with an agreement (the “Prior Agreement”) that set forth the terms and conditions of payments due to Executive in the event of a Change in Control (as defined in Section 2(b) of the Prior Agreement and this Agreement) and the related rights and obligations of each of the parties.

WHEREAS, Section 409A of the Internal Revenue Code and the regulations thereunder (the “Code”) requires that certain provisions of the Prior Agreement be revised.

WHEREAS, Executive and the Board of Directors of the Corporation desire to enter into this revised Agreement to replace the Prior Agreement and to comply with Code Section 409A.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a) This revised Agreement continues the term of the Prior Agreement, and shall be (i) the initial term, consisting of the period commencing on the date the Prior Agreement was originally effective (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to Section 1(b) of this revised Agreement.

(b) Commencing on the Effective Date and on each day thereafter, the term under this revised Agreement shall renew automatically for an additional one (1) day period beyond the then effective expiration date, without action by any party, provided that neither the Corporation, on the one hand, nor Executive, on the other, shall have given at least sixty (60) days written notice of their desire that the term not renew. In the case notice is given by one party to the other, the term of this revised Agreement shall become fixed and shall end on the third anniversary of the date of the notice.

(c) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Corporation terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a) Upon the occurrence of a Change in Control (as defined in Section 2(b) of this Agreement), followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Just Cause (as defined in Section 2(c) of this Agreement), the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate their employment at any time during the term of this Agreement following an event constituting “Good Reason.” Following a Change in Control, Executive may also voluntarily terminate their employment for any reason other than for Good Reason in accordance with Section 3(b) of this Agreement. Any termination of employment or resignation under this Agreement must be a “separation from service,” as defined under Code Section 409A. For purposes of this Agreement “Good Reason” and “Change in Control” have the following meanings:

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following that constitutes a material negative change in Executive’s employment relationship for purposes of Code Section 409A:

(i) the assignment to Executive of any duties materially inconsistent with Executive’s position, including any material change in status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation or Executive’s employer reasonably promptly after receipt of notice thereof given by Executive;

(ii) a reduction by the Corporation or Executive’s employer of Executive’s base salary in effect immediately prior to the Change in Control;

(iii) the relocation of Executive’s office to a location more than 20 miles farther away from Executive’s primary residence than the office was immediately prior to the Change in Control;

(iv) the taking of any action by the Corporation or any of its affiliates or successors that would materially adversely affect Executive’s overall compensation and benefits package, unless such changes to the compensation and benefits package are made on a non-discriminatory basis to all employees; or

(v) the failure of the Corporation or Executive’s employer, or any affiliate that directly or indirectly owns or controls any affiliate by which Executive is employed, to obtain the assumption in writing of the Corporation’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation or such affiliate within thirty (30) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Corporation or such affiliate.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of any of the following events:

(i) Merger: The Corporation merges into or consolidates with another corporation, or merges another corporation into the Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Corporation immediately before the merger or consolidation; or

(ii) Acquisition of Significant Share Ownership: The Corporation files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 10% or more of a class of the Corporation’s voting securities, but this clause (ii) shall not apply to beneficial ownership of the Corporation’s voting shares held in a fiduciary capacity by an entity of which the Corporation directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

(iii) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Corporation’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Corporation’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first appointed by the board (or first nominated by the board for election by the stockholders) by a vote of at least three-quarters (3/4) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv) Sale of Assets: The Corporation sells to a third party all or substantially all of its assets.

(c) Executive shall not have the right to receive termination benefits under this Agreement upon their termination for Just Cause. The term “Just Cause” shall mean termination because of a material loss to the Corporation or one of its affiliates caused by Executive’s willful, intentional and continued failure to substantially perform stated duties (unless the failure results from incapacity due to physical or mental illness), personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order. For purposes of this Section 2(b), no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-quarters (3/4) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

3.	Termination Benefits.

(a)	(i) Upon Executive’s voluntary resignation from employment for Good Reason or Executive’s involuntary termination of employment for any reason other than for Just Cause at any time following a Change in Control but during the term of this Agreement, the Corporation shall pay Executive a sum equal to 2.99 times Executive’s average annual taxable compensation (as reported in Box 1 of Form W-2) for the five (5) consecutive taxable years ending immediately prior to the taxable year in which Executive’s employment terminates; provided, however, that for this purpose, Executive’s average annual compensation shall not include any taxable compensation realized by virtue of Executive’s exercise of stock options or the vesting of Restricted Stock awarded to Executive. Subject to paragraph (ii), the Corporation shall make this severance payment to Executive in a single lump sum (less any required federal, state or local tax withholdings) within thirty (30) days after the effective date of Executive’s resignation or termination of employment. In addition, the Corporation (or its successors) shall provide continued life and medical insurance coverage to Executive (substantially identical to the life and medical insurance coverage provided to Executive (and his dependents) immediately prior to his severance from employment) for thirty six (36) full calendar months following the effective date of Executive’s resignation or termination of employment. In lieu of this continued life and medical insurance coverage, Executive may elect, no later than fifteen (15) days prior to Executive’s severance date, to receive a cash payment equal to thirty six (36) times the monthly premium amount paid by the Corporation for Executive (and his dependents) for life and medical insurance coverage for the calendar month immediately preceding the effective date of Executive’s resignation or termination of employment. Subject to paragraph (ii), if Executive makes this election, the Corporation shall make this payment to Executive in a single lump sum (less any required federal, state or local tax withholdings) within thirty (30) days after the effective date of Executive’s resignation or termination of employment. Executive understands that if he elects the continued life and medical insurance coverage instead of the lump sum payment, the constructive receipt doctrine may require that he nonetheless have taxable income equal to such lump sum payment.

(ii) This paragraph (ii) applies if (A) Executive’s entitlement to benefits under paragraph (i) arises on a date that is after the first anniversary of the date on which a Change in Control occurs; and (B) Executive is a “Key Employee” (as defined in Section 3(b)(ii) of this Agreement) as of the date such entitlement arises. If this paragraph (ii) applies, then to the extent the Corporation deems it necessary to comply with Code Section 409A, the portion of the lump sum payment(s) under paragraph (i) equal to the corresponding amount(s) that would be payable under subsection (b) (if Executive voluntarily resigned without Good Reason) shall not be paid until the thirty (30) day period starting on the date that is six months after the date of Executive’s resignation or termination under paragraph (i).

(b)	(i) Upon Executive’s voluntary resignation from employment for any reason other than for Good Reason, which resignation is effective on a date that is after the first anniversary of the date on which a Change in Control occurs but during the term of this Agreement, the Corporation shall pay Executive a sum equal to one-half (1/2) Executive’s annual base salary in effect as of the effective date of Executive’s resignation. Subject to paragraph (ii), the Corporation shall make this severance payment to Executive in a single lump sum (less any required federal, state or local tax withholdings) within thirty (30) days after the effective date of Executive’s resignation. In addition, the Corporation (or its successors) shall provide continued life and medical insurance coverage to Executive (substantially identical to the life and medical insurance coverage provided to Executive (and his dependents) immediately prior to Executive’s severance from employment) for six (6) full calendar months following the effective date of Executive’s resignation. In lieu of this continued life and medical insurance coverage, Executive may elect, no later than fifteen (15) days prior to Executive’s severance date, to receive a cash payment equal to six (6) times the monthly premium amount paid by the Corporation for Executive (and his dependents) for life and medical insurance coverage for the calendar month immediately preceding the effective date of Executive’s resignation. Subject to paragraph (ii), if Executive makes this election, the Corporation shall make this payment to Executive in a single lump sum (less any required federal, state or local tax withholdings) within thirty (30) days after the effective date of Executive’s resignation. Executive understands that if he elects the continued life and medical insurance coverage instead of the lump sum payment, the constructive receipt doctrine may require that he nonetheless have taxable income equal to such lump sum payment. An Executive who voluntarily resigns after engaging in conduct described in Section 2(c) of this Agreement shall not be entitled to any of the benefits described in this Section 3(b)(i).

(ii) If Executive is a “Key Employee” as of the date of resignation, the lump sum payment(s) under paragraph (i) shall not be paid until the thirty (30) day period starting on the date that is six months after the date of resignation. An Executive is a “Key Employee” for the 12-month period beginning on any April 1 if the Executive is described in Code Section 416(i) (using the definition of compensation under T. Reg. §1.415(c)-2(d)(4)) at any time during the 12-month period ending on the preceding December 31. The preceding definition shall be applied in accordance with the special rules for corporate transactions in T. Reg. §1.409A-1(i)(6).

(c)	Nothing in this Agreement shall deprive Executive of the right to receive benefits due under or contributed by the Corporation or its affiliates on Executive’s behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Corporation or its affiliates, pursuant to the terms and conditions of such plans or arrangements, on Executive’s behalf.

(d)	Notwithstanding the preceding provisions of this Section 3, in the event that:

(i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments for purposes of Code Section 280G, or any successor thereof, (the “Termination Benefits”), would be deemed to include an “excess parachute payment” for purposes of Code Section 280G; and

(ii) if the Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (excluding such reduction) less the amount of tax required to be paid by Executive under Section 4999 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. Executive shall determine the allocation of the reduction among the Termination Benefits.

4.	Notice of Termination.

(a) Any termination of Executive’s employment by the Corporation or by Executive upon or following a Change in Control shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation shall continue to pay Executive’s salary in effect when the notice giving rise to the dispute was given and continue

Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 4(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Corporation or its affiliates.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement (including the Prior Agreement) between the Corporation or its affiliates and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of any kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Corporation or its affiliates or shall impose on the Corporation or its affiliates any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Corporation, its affiliates and their respective successors and assigns.

8.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law of that State. The parties intend to comply with Code Section 409A, and this Agreement shall be interpreted, to the extent possible, in a manner that complies with Code Section 409A.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Corporation, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Corporation, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Corporation or its affiliates shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive having been a director or officer of the Corporation or its affiliates (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.	Successors to the Corporation.

The Corporation shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Corporation, expressly and unconditionally to assume and agree to perform the obligations of the Corporation and its affiliates under this Agreement, in the same manner and to the same extent that the Corporation and its affiliates would be required to perform if no such succession or assignment had taken place.

16.	Signatures

IN WITNESS WHEREOF, Provident Bankshares Corporation, by its duly authorized officer, and Executive have caused this Agreement to be executed on the dates indicated below.

ATTEST:	PROVIDENT BANKSHARES CORPORATION

By:
Corporate Secretary		For the Entire Board of Directors

Date

WITNESS:		EXECUTIVE

Name

Date

FIRST AMENDMENT

TO THE

PROVIDENT BANKSHARES CORPORATION

CHANGE IN CONTROL AGREEMENT

(As Revised for Section 409A)

This First Amendment to the Provident Bankshares Corporation Change in Control Agreement (As Revised for Section 409A) (the “Revised Agreement”) is effective December 31, 2008.

W I T N E S S E T H

WHEREAS, the below named executive (“Executive”) and the Board of Directors of the Corporation previously entered into the Revised Agreement;

WHEREAS, Section 8(a) of the Revised Agreement provides that it may be amended;

WHEREAS, to ensure compliance with Code Section 409A and the regulations issued thereunder, certain provisions of the Revised Agreement need to be amended.

NOW, THEREFORE, the Revised Agreement is amended as follows, effective December 31, 2008:

FIRST CHANGE

The fourth, fifth and sixth sentences of Sections 3(a)(i) and 3(b)(i), under which the Executive may elect to receive a cash payment in lieu of continued life and medical insurance coverage, are deleted in their entirety.

SECOND CHANGE

Section 3(a)(ii) is revised to read as follows:

“(ii) This paragraph (ii) applies if Executive is a “Key Employee” (as defined in Section 3(b)(ii) of this Agreement) as of the date Executive’s entitlement to benefits under paragraph (i) arises. If this paragraph (ii) applies, then to the extent the Corporation deems it necessary to comply with Code Section 409A, the portion of the lump sum payment under paragraph (i) equal to the corresponding amount that would be payable under subsection (b) (if Executive voluntarily resigned without Good Reason) shall not be paid until the thirty (30) day period starting on the date that is six months after the date of Executive’s resignation or termination under paragraph (i). Such portion will accrue interest for the six month delay as provided in subsection (b)(ii).”

THIRD CHANGE

Section 3(b)(ii) is amended by adding the following after the first sentence:

“The lump sum payment will accrue interest for the six months of delay at a rate equal to the rate paid by the Corporation (or its successor) on six month certificates of deposit, as in effect on the first day of the six month delay period. No interest is paid for the period between the end of the six month delay and the actual date of payment.”

FOURTH CHANGE

Section 3(d) (relating to parachute payments and Code Section 280G) is amended by deleting the last sentence (under which Executive could determine the allocation of the reduction among the termination benefits), and by revising the preceding flush language to read as follows:

“then the Termination Benefits shall be reduced to the Non-Triggering Amount by reducing the cash severance payment portion of the Benefits.”

FIFTH CHANGE

The second sentence of Section 11 is deleted and replaced with the following:

“This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the date of termination of employment and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Corporation under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Corporation is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Corporation is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Corporation pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Corporation’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Corporation may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.”

IN ALL OTHER RESPECTS, the Revised Agreement is not changed.

IN WITNESS WHEREOF, Provident Bankshares Corporation, by its duly authorized officer, has caused this First Amendment to be executed on the date indicated below.

ATTEST:	PROVIDENT BANKSHARES CORPORATION

By:
Assistant Corporate Secretary		For the Entire Board of Directors

Date

By signing below, Executive ratifies the adoption of the above Amendment:

WITNESS:	EXECUTIVE

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